EXHIBIT 99.1

OptimumBank Names Chief Operating Officer and Senior Lending Officer

FORT LAUDERDALE, Fla., July 12, 2012 (GLOBE NEWSWIRE) -- OptimumBank, a wholly-owned subsidiary of OptimumBank Holdings, Inc. (Nasdaq:OPHC), announced today that Mr. Thomas Procelli was named Chief Operating Officer and Mr. Jeffrey Cannon, Senior Vice President of Lending.

Mr. Procelli has served as the Executive Vice President and Chief Technology Officer of OptimumBank since its inception in 2000 and as a director of OptimumBank since 2010. Mr. Procelli has over 34 years of banking experience, having served in various executive and senior management positions in operations, information systems, compliance and audit. Mr. Procelli received his master's degree in finance and his bachelor's degree in accounting from Hofstra University in Hempstead, New York.

Jeffrey Cannon joined OptimumBank in May 2012 as the bank's proposed executive officer in charge of lending. Upon regulatory approval, Mr. Cannon will be named as the bank's Chief Lending Officer. Mr. Cannon's banking career spans over 24 years. He has served in a variety of executive and senior lending and management positions in community, regional and national banks. He graduated from Washington University in St. Louis, Missouri, with a bachelor's degree in business administration, and received his master's degree in finance from Florida Atlantic University in Boca Raton, Florida.

Jeffrey Cannon commented, "We want to improve the banking experience for local businesses. Our executive team is readily accessible and dedicated to providing our customers with outstanding one-on-one service." Mr. Cannon's office is located at the bank's executive offices at 2477 East Commercial Boulevard in Fort Lauderdale.

Moishe Gubin, Chairman of the Board, said, "Restructuring our management team with Tom and Jeffrey is an exciting step forward for us. Their expertise will be invaluable as we reshape the OptimumBank brand into a successful retail community bank." Mr. Gubin also noted, "We are extremely motivated to lend to small and medium-sized businesses in our markets and meet all of their banking needs."

OptimumBank offers a wide array of competitive lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Moishe Gubin
         Chairman of the Board
         or
         Richard L. Browdy
         President
         at (954) 776-2332